Exhibit 10.12

April 15, 2010

Mr. M. Scott Salka

Re: Separation Agreement

Dear Scott:

This letter agreement (the “Agreement”) sets forth your agreement with Ambit Biosciences, Inc. (the “Company”), regarding the terms of your resignation as an employee of the Company and as a member of the Company’s Board of Directors. The releases provided by you herein and the Company’s obligations as specified in Sections 2, 3, 5, and 6 herein shall become effective on the “Effective Date” specified in Section 14 below. All other provisions of this Agreement shall be effective on the date you sign this Agreement

1. Separation Date. You have resigned your employment with the Company effective March 31, 2010 (the “Separation Date”) and the Company accepts such resignation.

2. Severance Benefits. In exchange for your promises and releases in this Agreement, and provided that this Agreement becomes effective, you will receive the following benefits:

i) severance in the form of continuation of your base salary in effect as of the Separation Date for a period of twelve (12) months following the Separation Date (the “Severance Period”), less required deductions, paid semi-monthly on the Company’s regular payroll dates; and

ii) provided that you timely elect continued health insurance coverage under the federal COBRA law, the Company will pay one-hundred percent of the cost of premiums for such health insurance continuation coverage during the Severance Period.

3. Option Vesting and Exercise. Your options to purchase stock of the Company (the “Options”) shall cease to vest on the Separation Date. Notwithstanding anything to the contrary in your stock option grant notice, stock option agreement, or the applicable equity incentive plan of the Company and any other documents between you and the Company setting forth the terms of your stock option grants (the “Option Documents”), you and the Company agree that the Company shall, if you so elect, extend the exercise period for your Options such that you may exercise any vested Options on or before June 30, 2011. The extension of the exercise period may affect the tax treatment of your Options. You are advised that you should seek independent advice regarding the tax and other consequences of extending the exercise period, and by your signature below, you acknowledge and agree that you shall obtain such advice. You and the Company hereby consent to the modification and amendment of the terms governing your Options and the Option Documents to conform to the provisions of this Agreement. Except as modified by this Agreement, all terms, conditions and limitations applicable to the Options will remain in full force and effect pursuant to the applicable Option Documents. Attached hereto as Exhibit A is a spreadsheet showing the status of your Options.

Mr. M. Scott Salka

April 15, 2010

4. Accrued Salary and Vacation. The Company has paid you all accrued salary earned through the Separation Date, at the rates then in effect, subject to standard payroll deductions and withholdings. The Company will calculate and pay your accrued, unused vacation pay, if any. You are entitled to these payments by law.

5. Loan Forgiveness. In exchange for your promises and covenants in this Agreement and your compliance with all obligations stated herein, and provided that this Agreement becomes effective, the Company will forgive in full, including all remaining principal and interest outstanding, the Promissory Note between you and the Company dated April 30, 2001 (principal amount of $79,000) and the Promissory note between you and the Company dated September 4, 2001 (principal amount of $250,000) as follows: i) one-third ( 1/3) of the aggregate loan balance shall be forgiven on the Effective Date of this Agreement; ii) one-third ( 1/3) of the aggregate loan balance shall be forgiven on January 1, 2011; and iii) one-third ( 1/3) of the aggregate loan balance shall be forgiven on January 1, 2012. You are advised that you should seek independent advice regarding the tax and other consequences of such loan forgiveness, and by your signature below, you acknowledge and agree that you shall obtain such advice.

6. Transition Payments. Provided that this Agreement becomes Effective and that you comply with all your obligations under this Agreement, the Company will make three transition payments to you of one hundred thirty five thousand dollars ($135,000) each (collectively, the “Transition Payments”), less required deductions, as follows: i) the first payment shall be made within ten (10) days following the Effective Date; ii) the second payment shall be made within ten (10) days following January 1, 2011; and iii) the third payment shall be made within ten (10) days following January 1, 2012.

7. Resignation from the Board of Directors. In exchange for the consideration provided by the Company in this Agreement, you have submitted and the Company accepts your resignation from the Board of Directors of the Company (the “Board”) effective March 31, 2010.

8. Voting Proxy. In exchange for the consideration provided by the Company in this Agreement, you agree to the terms of the Voting Trust Agreement attached here to as Exhibit B and agree to execute and return to the Company’s legal counsel, Cooley Godward Kronish LLP, the executed Voting Trust Agreement no later than ten (10) days following the Effective Date.

9. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.

10. Expense Reimbursement. You agree that within thirty (30) days following the Separation Date you will submit your final documented employee expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

2.

Mr. M. Scott Salka

April 15, 2010

11. Return of Company Property. You will promptly return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (“Company Property”).

12. Proprietary Information Obligations. You hereby acknowledge and reaffirm your continuing obligations under your Employee Proprietary Information and Inventions Agreement with the Company (the “PIIA”).

13. Cooperation and Assistance; Confidentiality. You agree that you will not voluntarily provide assistance, information, encouragement, or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim by or against the Company, nor shall you induce or encourage any person or entity to do so. The foregoing sentence shall not prohibit you from testifying truthfully under subpoena. You agree to cooperate with the Company to the extent necessary regarding transition-related issues and to provide (voluntarily and without legal compulsion) prompt cooperation and accurate and complete information to the Company in the event of litigation involving the Company or its officers or directors and to respect and preserve all privileges held by or available to the Company. The provisions of this Agreement shall be held in the strictest confidence and shall not be publicized or disclosed in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence; (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to comply with standard corporate filing and reporting obligations; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

14. Nondisparagement. You agree not to disparage the Company or its respective officers, directors, employees, products, research, business operations, shareholders and agents, as applicable, in any manner likely to be harmful to them or their business, business reputation or personal reputation and the Company agrees to instruct its officers and directors not to disparage you in any manner likely to be harmful to you or your business reputation or your personal reputation and to make good faith efforts to ensure that no such disparagement occurs; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

15. Your Release of the Company. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and

3.

Mr. M. Scott Salka

April 15, 2010

unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the provisions of this Section 15 shall not release or affect (i) any rights you may have under this Agreement or your Options listed on Exhibit A or (ii) any rights to indemnification, reimbursement or similar protection you may otherwise have under the Bylaws of the Company or pursuant to any written indemnification or similar agreement between you and the Company.

16. Section 1542 Waiver. In granting the releases herein, you and the Company hereby acknowledge that each has read and understands Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of claims herein.

17. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraphs is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired without you having revoked this Agreement (the “Effective Date”).

18. The Company’s Release of You. In exchange for the consideration provided by you pursuant to this Agreement, except as otherwise specifically noted below, the Company hereby generally and completely releases you from any and all claims liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected, disclosed and undisclosed that arise our of or are in any way related to events, acts, conduct, or omissions occurring prior to and including the Company signing this Agreement; provided, however, that

4.

Mr. M. Scott Salka

April 15, 2010

while no member of the Company’s management (exclusive of yourself) nor any members of the Company’s Board of Directors has any knowledge of any acts of intentional financial misconduct, embezzlement, financial fraud, or willful misappropriation of corporate resources committed personally by you against the Company. (“Retained Claims”), the Company does not release you from any Retained Claims involving your participation.

19. Indemnity. The Company acknowledges and agrees that it will indemnify you against third-party claims arising out of your employment with the Company to the fullest extent permitted pursuant to California Labor Code section 2802 and, as applicable, the Company’s articles of incorporation and that you shall continue to be included as an insured in any Directors & Officers liability insurance policies the Company may in the future maintain.

20. Miscellaneous. This Agreement, including the exhibits hereto, along with your PIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized executive officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

If this Agreement is acceptable to you, please sign below and return one original to me.

Sincerely,

Ambit Biosciences Corporation

By	: /s/ Alan J. Lewis
Alan J. Lewis, Ph.D.
Chairman of the Board

AGREED AND ACCEPTED:

/s/ M. Scott Salka	15 Apr. 2010
M. Scott Salka	Date

5.